EXHIBIT 21

SUBSIDIARIES

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Percentage of Ownership held by Registrant
First Federal Savings Bank	United States	100%

The financial statements of the subsidiary of the registrant are consolidated with those of the registrant.